Exhibit 10.30

March 31, 2014

Judith Joice

[PERSONAL CONTACT INFORMATION REDACTED]

[PERSONAL CONTACT INFORMATION REDACTED]

Dear Judy:

In recognition of your excellent performance, hard work and dedication to DURECT, effective April 1, 2014 we would like to promote you to the position of Sr. Vice-President, Operations and Corporate Quality Assurance.

With this promotion your annual salary will increase to $285,000.00, which equates to $11,875.00 semi-monthly. Additionally, the Company is granting you an option to purchase 40,000 shares of DURECT Common Stock. 1/16 of the total shares shall vest at the end of each three-month period following the date of the grant.

Judy, I have enjoyed working with you and look forward to our future efforts together to make DURECT a success! Please acknowledge your acceptance of this promotion and salary increase by signing and dating both originals of this letter. You may retain one for your records; the other should be returned to Human Resources.

As a reminder, your employment at DURECT is for an unspecified period of time and your relationship with the Company is and shall continue to be at-will, as defined under applicable law.

Congratulations!

Sincerely,

/s/ Jim Brown

Jim Brown

Chief Executive Officer

JB/nb

ACCEPTED:

/s/ Judith Joice 31 Mar 14

Judith Joice Date